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                                                                    EXHIBIT 99.1


For Immediate Release                       Contacts:
                                            For investors:
                                            Spencer Davis
                                            (310) 556-8553

                                            For media:
                                            Don Spetner
                                            (310) 843-4176



                 KORN/FERRY INTERNATIONAL NAMES PAUL C. REILLY
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                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
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LOS ANGELES, CA , MAY 24, 2001 - - Korn/Ferry International (NYSE:KFY), the
world's leading recruitment firm, announced today that Paul C. Reilly, 47, has been named Chairman and Chief Executive Officer, effective June 30, 2001. Mr. Reilly joins Korn/Ferry from KPMG International, where he was Chief Executive Officer.

The appointment of Mr. Reilly culminates a five month search following the announcement by Korn/Ferry's President and Chief Executive Officer, Windle B. Priem, 63, of his decision to initiate a succession plan, including the orderly process of identifying his successor. The search was conducted by Korn/Ferry senior search consultants, guided by a search committee of the Korn/Ferry Board of Directors.

Mr. Reilly was named CEO of KPMG International in 1998. KPMG International has more than 100,000 employees in 156 countries. KPMG International and its member firms provide audit, tax, consulting and financial advisory services, generating annual revenues of more than $13 billion.

Mr. Priem said, "We are delighted that Paul has accepted the position as our new Chairman and CEO. He has a proven track record running the global operations of a world-class professional service firm and we are confident that he has the judgment and professional experience to lead Korn/Ferry through its next stage of growth."
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Mr. Priem added, "I want to thank our Board of Directors and members of our
Search Committee for an outstanding job. I truly believe our shareholders, clients and employees will be well served by this appointment. Paul has what it takes to maintain and build upon Korn/Ferry's role as the global leader in recruitment and to help us maximize the enormous opportunities ahead in the human capital industry."

Mr. Reilly said, "This is a great opportunity and I look forward to working closely with Korn/Ferry's leadership team to effect a smooth management transition. Korn/Ferry has the brand, client base, global reach and professional expertise to continue leading this growth industry going forward. There has never been a better time, nor has it ever been more important, to be in the business of enabling corporations around the world to assess, identify and recruit senior management talent. I am very excited about joining this organization and working closely with my new colleagues."

With the arrival of Mr. Reilly, co-founder and long-time Chairman of the firm, Richard Ferry, 63, will assume the position of Founder Chairman. Mr. Priem, who has been with the firm for 24 years and guided it through its initial public offering in February, 1999, as well as setting the foundation for its strategic growth and development, will continue as a director of the company. Mr. Priem said he will remain active in the firm and with major clients identifying senior management talent.

Mr. Ferry said of Mr. Priem, "On behalf of the Board of Directors and our entire management team, we want to thank Win for his leadership. Win has, over the years, made an enormous contribution to Korn/Ferry - - first as the leading and most respected search consultant in the financial services industry and most recently as our CEO. The Board looks forward to Win's continued contribution and respected judgment as a director of the corporation."

Mr. Reilly joined KPMG in 1987 as the partner in charge of its Tampa Bay consulting practice. Over the next decade he assumed a number of larger roles including national leadership of the financial services and real estate practices, chair of the international banking and finance consulting practices, and member of the firm's board of directors and management committee. Prior to KPMG, he served as president of Southeast Capital Corporation, a real estate
development company in St. Petersburg, FL.   Mr. Reilly holds a Masters in
Business Administration, and a Bachelor of Science degree both from the University of Notre Dame.

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Korn/Ferry International, (NYSE:KFY) with more than 100 offices in 41 countries, is the world's leading provider of innovative recruitment solutions. Korn/Ferry consultants work closely with clients to provide tailored solutions to their recruitment and assessment needs, through our executive search business, identifying CEOs, COOs, CFOs, board members and other senior-level executives; through Futurestep, which combines the power of the Internet with our proprietary assessment tools and search expertise to fill the growing demand for middle managers; through JobDirect, our U.S.-based online college recruitment company serving client requirements for college graduates and entry-level professionals; and on evaluating senior management teams through our Management Assessment business.

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